Exhibit 10.9.1

December 4, 2024
Kruti Patel Goyal
[Delivered via DocuSign]

Dear Kruti:
This letter (“Letter Agreement”) describes your transition back to Etsy, Inc. (“Etsy” or the “Company”) from your temporary secondment (the “Secondment”) to Etsy’s subsidiary, Depop Limited (“Depop”), pursuant to the letter dated July 22, 2022, and articulates the terms of your return to Etsy as “President and Chief Growth Officer” (“CGO”).

This Letter Agreement will become effective on the date that you sign it (“Effective Date”). This Letter Agreement shall be interpreted and govern alongside your Secondment Agreement while you remain CEO of Depop, and the terms of that Secondment Agreement, including tax equalization treatment, endure. If this Letter Agreement is in conflict with your Secondment Agreement, this Letter Agreement shall prevail.
Transitioning to Your New Role
From January 1, 2025 to March 31, 2025, you will continue to be the Chief Executive Officer of Depop and continue to report to Josh Silverman, CEO, Etsy. You will spend approximately 50% of your time focused on Etsy’s priorities as you transition to your new role (“Transition Period”).

As of April 1, 2025, you will fully assume a new role as Etsy’s President and Chief Growth Officer, responsible for Product, Marketing, Customer Support, Strategy & Ops, reporting to Josh Silverman, Chief Executive Officer, Etsy (“New Role Start Date”). You may also choose to continue on an interim basis as Chief Executive Officer of Depop with a final decision as to the Depop management structure to be made at a mutually agreeable time.

Basic Salary and Benefits
You will remain on the U.S. Etsy payroll and your base salary for 2025 will change to $540,000 USD per year, less all required withholdings and deductions. This salary compensates you for all hours worked. You will receive an annual salary and performance review during subsequent Etsy annual review periods. You will continue to be paid on U.S. payroll on a semi-monthly basis in the Company’s normal course. You will continue to be enrolled in Etsy’s Cigna expatriate plan until you fully transition back to the United States. Once you move to the U.S., you will be offered the U.S. benefits plans and removed from the expatriate plan. With respect to all company benefits, your benefits eligibility will be based on your original seniority date with the Company. For purposes of severance and all other reasons, your years of service at Depop shall also be considered years of service at Etsy.

Bonus
You will participate in the Depop Executive Bonus Program for 2024 and your target annual cash bonus will be at 80% of your base salary. Your bonus, if any, shall be paid via the Etsy payroll process on the date Etsy bonuses are paid.

For 2025, you will participate in the Etsy Management Cash Incentive Plan and your target annual bonus will be 100% of your base salary. The Company performance portion of your bonus will be determined based on Etsy consolidated Company performance for the year. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice.

Equity

Etsy will also propose that you receive equity awards on March 15, 2025 with an aggregate fair value at the time of the grant equal to approximately $8,000,000 (collectively, the “Promotion Grant”), subject to the approval of Etsy’s Compensation Committee.

Seventy percent (70%) of the Promotion Grant will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will “vest” (or convert into shares of Etsy’s common stock) in sixteen (16) equal quarterly installments over a four year term if you remain continuously employed with Depop or Etsy, Inc., or one of its subsidiaries.

Thirty percent (30%) of the Promotion Grant will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that are consistent with the terms of the PSUs included in the form of PSU agreement for the 2025 Etsy ET annual grants.
Your equity awards will be subject to the terms and conditions of Etsy’s 2024 Equity Incentive Plan (or any successor plan) and your award agreements, which will govern and control in all respects.

Vesting upon Termination. Notwithstanding the foregoing, if your termination of employment with Etsy is a Qualifying Termination, including leaving for “Good Reason” then, in addition to the benefits provided to you under the Executive Severance Plan, you will be entitled to one year of additional vesting service credit with respect to the shares underlying your unvested RSUs and Stock Options. “Qualifying Termination” shall have the same definition as set forth in the Executive Severance Plan.

“Good Reason” shall mean a voluntary resignation following the events set forth in clause (ii) of the definition of Qualifying Termination in the Executive Severance Plan and shall be subject to the requirements set forth therein.

Relocation Plan
The Company shall pay for, on a tax neutral basis, the cost of relocating you and your family back to the United States at a mutually agreeable time.

Legal Fees

The Company shall also pay up to $10,000 in legal fees in connection with this agreement, payable to Harris St. Laurent & Wechsler LLP upon receipt of an invoice and a Form W-9.

Tax Advisory Services

In connection with your return home from Secondment, Etsy will provide you, at Etsy’s cost, with a tax briefing and tax preparation assistance.  Etsy has retained the services of KPMG to prepare your actual home and host country tax returns. A summary of services KPMG provides is attached as Appendix A.
Income Tax and Social Security
Until your New Role Start Date, you will continue to have an amount deducted from your salary each pay period equal to the normal tax and social security you would have paid had you remained in the home country (United States), based on company generated income only.
It is your responsibility to file both U.S. and UK personal income tax returns, where required, and to assure that timely payment of final income taxes is made when due.
Severability
If any provision of this Agreement is held by any Court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this Agreement shall continue in full force and effect.
Governing Law
This Agreement shall be governed by and construed in accordance with the laws of New York.
We hope the terms and conditions herein are acceptable and we look forward to your continued employment with the Company. In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.
Yours sincerely,
/s/ Josh Silverman
Josh Silverman

Chief Executive Officer
Etsy, Inc.
Accepted and Agreed:

/s/ Kruti Patel Goyal	12/4/2024
Kruti Patel Goyal	Date

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APPENDIX A

Summary of Tax Advisor Services to Be Provided by KPMG
While you are on and/or for the period of your Secondment for Etsy, Inc., we have engaged with a tax service provider, KPMG, that is authorized to provide you individual tax compliance services. We understand that due to your Secondment there may be additional income tax returns and forms that need to be filed while you are on Secondment, and foreign tax considerations that you and/or your personal tax preparer are not familiar with. Our tax service provider is experienced in these matters and we offer their services to you at Etsy’s cost, on a tax neutral basis, through tax year 2026.
The services authorized are as follows:
1)Preparation of annual host country and, if required, home country individual income tax returns.
a)This would include the preparation of 1 income tax return per home and host country, per annum. This assumes you are married and filing a joint income tax return. In some countries you may not be able to file jointly; in that case, your spouse does not receive tax return services.
b)Access to KPMG LINK, which is a personalized and protected portal assigned to you where you can upload and receive tax documents with your tax service provider, complete your tax organizer, and track your travel days while on international assignment.
c)Tax Return preparation services include standard individual income tax filing to report:
i)Employment income,
ii)Personal traditional passive income (interest, dividends, capital gains),
iii)Forms and schedules required as a result of your international assignment (i.e., foreign tax credit claim, income exclusions, foreign bank and asset reporting requirements).
iv)Preparation of foreign asset and bank account reporting as required/necessary by the authorities.
d)Services DO NOT include the preparation of forms related to personal business activity, estate and trust returns, household employee reporting forms, etc.
2)Where applicable, departure tax clearance compliance certificates or returns.
a)In some instances, when you depart a country, you may be required to complete a final return prior to departure.

b)This service is authorized for you, the assignee, and you must comply with the filing deadline in order to receive tax clearance from the authorities.
3)Preparation of state and local, provincial, communal, and cantonal tax returns.
4)Application and tax ID registration in your host country. This would apply to you and dependents claimed on your income tax returns.
5)Preparation of requests for extensions of time to file tax returns including the computations, where required.
6)Calculation of hypothetical tax to be withheld throughout the year.
a)This calculation determines your stay-at-home tax obligation which is one of the conditions of your agreement to take on an international assignment.
b)The calculation is updated when you receive a salary increase, bonus, commission payment, and vested equity awards.
c)The goal is to estimate your stay-at-home tax obligation as best as possible so there is no large differential of what was withheld versus your final tax reconciliation obligation.
7)Preparation of annual tax reconciliation (equalization) calculations. Upon the completion of your annual tax filings, Etsy’s tax service provider will reconcile your tax obligation to ensure you have paid in an amount equal to your stay-at-home obligation, and to ensure Etsy has paid their portion of the final tax obligation.
8)Consultation during pre-departure and post-arrival tax orientation sessions. Prior to leaving a country and upon arrival to your new location, it is important that you meet with Etsy’s tax service provider to review the following:
a)The tax compliance process in your home and host country with your tax service provider.
b)Tax data collection process, sharing documents, and final delivery of your income tax returns.
c)The importance of tracking travel days while on assignment and best ways to track this data.
d)Hypothetical tax calculation.
e)Tax reconciliation calculation and process.
f)Confirm and gather assignment specific situation and personal demographic information that would assist in preparing for the individual tax return preparation.
9)Preparation of estimated tax vouchers.
10)Preparation of amended returns for foreign tax credit carryback where required.
11)Assistance with routine correspondence with the tax authorities including the review of tax assessments.